Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Equity Incentive Plan and 2023 Employee Share Purchase Plan of SharkNinja, Inc. of our report dated March 30, 2023, with respect to the consolidated financial statements of SharkNinja Global SPV, Ltd. included in the Registration Statement (Form F-1 No. 333-272973) and related Prospectus of SharkNinja, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 28, 2023